AMENDMENT TO THE EXPLORATION AND OPTION TO PURCHASE MINING CONCESSIONS AGREEMENT ENTERED INTO BY AND BETWEEN COMPAÑIA MINERA HUAJICARI, S.A. DE C.V., HEREBY REPRESENTED BY MR. ARMANDO GUADIANA TIJERINA (HEREINAFTER “HUAJICARI”) AND NAYARIT GOLD DE MEXICO, S.A. DE C.V., HEREBY REPRESENTED BY MR. COLIN PAUL SUTHERLAND (HEREINAFTER “NAYARIT”), IN TERMS OF THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS

I.	Both parties declare that:

I.1
On May 8, 2008 they entered into an Exploration and Option to Purchase Mining Concessions Agreement (hereinafter the “Agreement”) by which HUAJICARI conveyed to NAYARIT the exclusive right to perform mining activities in the mining claims covered by the following mining concessions (hereinafter the “MINING CONCESSIONS”), which are located at the Municipality of Acaponeta, State of Nayarit, with the option to acquire the rights deriving from the MINING CONCESSIONS upon compliance of several obligations:

NAME OF THE CLAIM	TITLE NUMBER	SURFACE (HS)

San Juan Fracc. I	205392	1,371.7580
San Francisco Tres	203136	32.7243
Isis	214395	101.3390
San Miguel	224392	1,178.00
San Juan Fracc. II	205393	.8091
San Juan I	221365	45.6307

I.2	Due to the results obtained in the exploration of the MINING CONCESSIONS and being convenient to their mutual interests, they wish to amend the Agreement in the terms indicated below.

In accordance with the above mentioned Declarations, the parties hereto agree in the terms of the following:

CLAUSES

FIRST.  The parties hereby agree to amend paragraph 6.1.1 of clause sixth of the Agreement to be read as follows:

“CLAUSE 6.  PRICE.

6.1       . .. .

6.1.1	The total amount of US$2’500,000 (Two Million Five Hundred Thousand Dollars, legal currency of the USA), as follows:

(a)	US$500,000.00 (Five Hundred Thousand Dollars, legal currency of the USA), upon execution of this Agreement;

(b)	Two installments of US$500,000.00 (Five Hundred Thousand Dollars, legal currency of the USA), one on November 8, 2008 and the other on May 8, 2009;

(c)	Two installments of US$250,000.00 (Two Hundred and Fifty Thousand Dollars, legal currency of the USA), the first one on January 31, 2010 and the second on April 30, 2010; and

(d)	US$500,000.00 (Five Hundred Thousand Dollars, legal currency of the USA), on May 8, 2010.

NAYARIT will have an additional term of 10 (ten) calendar days without liability following the termination of each one of the above mentioned periods to provide the corresponding payment; however, the parties agree that such additional term may be extended up to 30 (thirty) calendar days, provided that Nayarit notifies in advance to HUAJICARI about the circumstances preventing the payment. In the event that NAYARIT does not pay within the 30 (thirty) days mentioned before, this Agreement will be automatically rescinded.

6.1.2    . .. .

6.1.3    . .. .”

SECOND.  The Declarations and Clauses of the Agreement that are not amended or added by this Amendment, shall keep effective in the terms established thereat.

The parties hereby sign this Amendment on the date and place indicated below.

HUAJICARI	NAYARIT
Compañía Minera Huajicari, S.A.	Nayarit Gold de México, S.A. de C.V.
de C.V.

/s/ Armando Guadiana Tijerina	/s/ Colin Paul Sutherland
Ing. Armando Guadiana Tijerina	Sr. Colin Paul Sutherland
Representative	Representative
Place and date: December 10, 2009	Place and date: December 10, 2009